File No. 333-36417

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                   ON FORM S-3

                                       TO

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Network Imaging Corporation
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                     52-1590649
------------------------------            ----------------------------------
(State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization

        500 Huntmar Park Drive, Herndon, Virginia 20170 - (703) 478-2260
 -----------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                 Julia A. Bowen
                       Vice President and General Counsel
                           Network Imaging Corporation
                             500 Huntmar Park Drive
                                Herndon, VA 20170
                                 (703) 478-2260
  -----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                       [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.          [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                    [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                           [   ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434,  please check the following box.                                      [   ]


                         CALCULATION OF REGISTRATION FEE

------------------------------- --------------------- -------------------- ----------------------- ------------------
                                                       Proposed Maximum
    Title of Each Class of                            Offering Price Per      Proposed Maximum         Amount of
 Securities To Be Registered         Amount To             Share (1)         Aggregate Offering    Registration Fee
                                   Be Registered                                 Price (1)                (1)
------------------------------- --------------------- -------------------- ----------------------- ------------------
------------------------------- --------------------- -------------------- ----------------------- ------------------
Common Stock, $.0001 par           10,000,000 (3)     $1.55                $15,500,000             $4,697*
value per share (2)
------------------------------- --------------------- -------------------- ----------------------- ------------------


*   $4,697 was previously paid

(1) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock on September 18, 1997 as reported by the Nasdaq National Market System. Registration fee is calculated pursuant to Rule 457.

(2) Pursuant to Rule 416 also includes such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the registrant's Series K Convertible Preferred Stock and exercise of warrants (a) to prevent dilution resulting from stock splits, stock dividends, or similar transactions or (b) by reason of reductions in the conversion price of the Series K Convertible Preferred Stock in accordance with the terms thereof, including the terms that cause reductions as the bid price of the Company's Common Stock decreases.

(3) The number of shares of Common Stock registered hereunder includes shares of Common Stock issuable on conversion of and as premium on the Company's Series K Convertible Preferred Stock and shares of Common Stock issuable on exercise of warrants granted to Zanett Lombardier, Ltd., Capital Ventures International and The Zanett Securities Corporation.



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


PROSPECTUS

                                10,000,000 SHARES
                           NETWORK IMAGING CORPORATION
                                  COMMON STOCK


         All of the 10,000,000 shares ("Shares" or "Offered Shares") of Common Stock, $0.0001 par value per share ("Common Stock"), of Network Imaging Corporation (the "Company") that can be offered hereby will be sold by Zanett
Lombardier, Ltd. and Capital Ventures International ("Purchasers") and The Zanett Securities Corporation ("Zanett") (collectively, the Purchasers and Zanett are referred to as the "Selling Stockholders"). The Shares are issuable in connection with the conversion of the Company's Series K Convertible Preferred Stock ("Series K Stock") issued to the Purchasers and on exercise of warrants held by the Purchasers and Zanett. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended ("Securities Act"), this Prospectus also covers the resale of such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Series K Stock and exercise of warrants (a) to prevent dilution resulting from stock splits, stock dividends, or similar transactions or (b) by reason of reductions in the conversion price of the Series K Stock in accordance with the terms thereof, including the terms that cause reductions as the bid price of the Company's Common Stock decreases. See "Plan of Distribution." This Prospectus relates to the resale of such shares of Common Stock by such Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders." The Company's Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market. On March 6, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $1 7/16 per share.

         None of the proceeds from the sale of the Offered Shares by the Selling Stockholders will be received by the Company. However, the Company will receive proceeds from the exercise of the warrants if the warrants are exercised. The Company will pay substantially all of the expenses with respect to the offering and the sale of the Offered Shares to the public, including the costs associated with registering the Offered Shares under the Securities Act and preparing and printing of this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.


         See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with the purchase of securities hereunder.

                     ---------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                     ---------------------------------------

                   The date of this Prospectus is March , 1998

                              AVAILABLE INFORMATION

         A post-effective amendment on Form S-3 to a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the "SEC"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents by Reference," which are not presented herein or delivered herewith. For further information with respect to the Company and the securities offered hereby, reference is made to such
Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York at 7 World Trade Center, 13th Floor, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         The  Company  is  subject  to  the  informational  requirements  of the
Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act"),  and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to the Company on the SEC's Worldwide Web page (http://www.sec.gov).

         The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at Nasdaq, 1735 K Street, N.W., Washington, D.C. 20036

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the SEC, are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended Decem-ber 31, 1997; and

          (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act of 1934, as amended, including any amendment or report filed to update the description

         All reports and other documents subsequently filed by the Company pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to: Network Imaging Corporation, 500 Huntmar Park Drive, Herndon, Virginia 20170 attention: Julia A. Bowen, Vice President and General Counsel. Ms. Bowen's telephone number is (703) 904-3109.

                                   THE COMPANY

         Network Imaging Corporation ("Network Imaging" or the "Company") provides software products supporting storage, management and distribution. These products provide businesses and government organizations with an automated method of electronically storing, managing and distributing large volumes of structured data (text) and unstructured data (diagrams, documents, photos, voice and full-motion video).

         The Company is a leader in content and storage management for all unstructured information. Its flagship product, the 1View suite, manages the storage, access and distribution of any multimedia (or unstructured) data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a unique solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and PC based Computer Output to Laser Disk ("COLD") systems and a developer and marketer of storage management software systems. InfoAccess(TM), Treev+(TM) and the Company logo are trademarks of Network Imaging Corporation. All other product and brand names are trademarks or registered trademarks of their respective companies.

         The Company's executive offices are located at 500 Huntmar Park Drive, Herndon, Virginia 20170. The Company's telephone number is (703) 478-2260.

                       CERTAIN FORWARD-LOOKING STATEMENTS

         This Prospectus contains or may contain certain forward-looking statements and information as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, shifts in market demand, the timing of product releases, economic conditions in foreign countries, competitive products and pricing and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.


                                  RISK FACTORS

An investment in the Company's securities involves a high degree of risk. In evaluating the Company and its business, prospective purchasers of the Shares offered hereby should carefully consider the risk factors set forth below, as well as the other information included in this Prospectus, prior to making an investment.

Lack of Profitability

         The Company has had net losses in each period of its operations, except for one quarter, and it had an accumulated deficit at December 31, 1997 of $124.4 million. Net losses applicable to common shares were $14.3 million for the year ended December 31, 1997, $21.1 million for the year ended December 31, 1996, and $34.9 million for the year ended December 31, 1995. Included in those losses were non-recurring charges in 1995, of $9.3 million in connection with the bankruptcy of IBZ Digital Production AG ("IBZ"), a company that had been purchased by the Company as a wholly owned subsidiary, and business divestitures) as well as the delay in the commercial release of the Company's 1View product, the lead time to close sales and recognize revenues, increasing sales and marketing efforts and costs associated with product research and development. See "Description of Network Imaging - Business."

Continued Adverse Results of Operations Through First Part of 1998

         The adverse results of operations that the Company has experienced is expected to continue at least until the first part of 1998. The Company believes that the combination of existing cash, potential future proceeds from such additional offerings of equity securities as may be required, and any anticipated cash flows from operations, should provide sufficient resources to fund its activities through the next twelve months and to maintain net tangible assets of at least $6 million as of December 31, 1997, as was required for continued inclusion of the Company's securities on the Nasdaq National Market. Any anticipated cash flows from operations are largely dependent upon the Company's ability to achieve its sales and gross profit objectives for its 1View and other products. If the Company is unable to meet these objectives, it will consider alternative sources of liquidity, such as additional offerings of equity securities. Although the Company believes that it can successfully implement its operating plan and, if necessary, raise additional capital, there can be no assurance that implementation of the plan will be successful or that financing, if sought, will be available.

Continued Listing on the Nasdaq National Market

         On August 21, 1997, the Company received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") indicating that the Company may not have sufficient assets to continue its listing on the Nasdaq National Market. The Company responded to that inquiry, and on October 30, 1997 participated in a hearing where a Nasdaq Listing Qualifications Panel granted the Company's request for continued inclusion in the Nasdaq National Market pursuant to an exception to the Nasdaq National Market's minimum net tangible asset requirement. Pursuant to that exception, the Panel required that the Company have a minimum of $6.0 million in net tangible assets to ensure long term compliance with the net tangible assets requirement. At December 31, 1997, the Company had net tangible assets in excess of $6.0 million, and the Company's stock remains listed on the Nasdaq National Market.

                  Nasdaq announced new listing requirements for continued inclusion on the Nasdaq National Market. Specifically, Nasdaq requires effective February 23, 1998 that common and preferred stock trading on its National Market continuously have a minimum bid price of $1.00. At times in 1997 and the first part of 1998, the Company's Common Stock has had a minimum bid price below $1.00. The Company's Preferred Stock has consistently traded with a minimum bid price of over $1.00. Although the Company's Common Stock is currently trading with a minimum bid price above $1.00, there can be no assurance that the Company's Common Stock will continue to trade with such a minimum bid price. In the event that the Company's Common Stock has a minimum bid price below $1.00, the Company believes it can propose and effect a plan to achieve compliance; however, there can be no assurance that the Company will be able to stay in compliance with the Nasdaq requirement. While the Company believes that it can meet the requirements of Nasdaq's National Market or the requirements of The Nasdaq Stock Market, any ability to trade on a national exchange could adversely impact the value of the Company's stock.

Competition; Rapid Technological Change

         The computer industry, including the information access, imaging and optical disk storage segments, is highly competitive, and is characterized by rapid and continuous technological change, short product cycles, frequent product innovations and new product introductions, evolving industry standards, and changes in customer requirements and preferences. The Company's future profitability will depend on, among other things, wide-scale market acceptance of the Company's products, the Company's ability to demonstrate the potential advantages of its products over other types of similar products and on the Company's ability to develop in a timely fashion enhancements to existing products or new products that are responsive to the demands of the marketplace for information access, imaging and optical disk storage systems. There can be no assurance that the Company will be able to market successfully its current products, develop and market enhancements to existing products or introduce new products. In addition, the Company faces existing competitors that are larger and more established and have substantially greater resources than the Company. Because of the rapid expansion of the information access, imaging and optical disk storage market, the Company will also face competition from new entrants, possibly including the Company's customers, suppliers or resellers. Technological advances by any of the Company's current or future competitors could render obsolete or less competitive the products being offered by the Company. The Company believes that the principal competitive factors affecting the market for information access, imaging and optical disk storage products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources and price. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks of Defects and Development Delays

         The Company's development of enhancements to existing products and of new products is subject to the kinds of problems and delays that are routinely encountered in the development of software. For example, the Company may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, during the development of new software products, or the enhancement of existing products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging or testing, which may, in turn, affect the release schedule of the product. In connection with complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. Any of these factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product, or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay. The Company does not believe, however, that it is practicable to quantify the impact that such delays have had or in the future may have on its operating results. There can be no assurance that the Company will not experience difficulties that will interrupt the marketing and distribution of its current products or that the Company will not experience difficulties in the future that could materially delay or prevent the successful development of other products.

Dependence on Key Personnel

         The Company is substantially dependent on the business and technical expertise and business relationships of certain key personnel and on its ability to attract and retain key management and technical employees in the future. Competition for such employees is intense. The loss of current key employees or the Company's inability to attract and retain other employees with necessary business or technical skills in the future would have a material adverse effect on the Company's business.

Dependence on Suppliers

         The Company relies exclusively on outside suppliers for the hardware components of its products such as scanners, printers, computers and optical disk drives and jukeboxes. Most parts and components are currently available from multiple sources at competitive prices. To date, the Company has not experienced significant delays in obtaining parts and components and, although there can be no assurance, the Company does not expect to experience such delays in the future. Lack of availability of certain components could require minor redesign of the Company's products and result in production delays.

Evolving Distribution Channels

         The Company has developed a distribution strategy that involves the development of strategic alliances with resellers, integrators, and international distributors to enable the Company to achieve broad market penetration. The Company's reseller distribution channel is established, and the Company intends to expand that channel. There can be no assurance, however, that the Company will be able to continue to attract distributors and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company ships products to distributors and resellers on a purchase-order basis, and its distributors, integrators and resellers may, in some instances, carry competing product lines. Therefore, there can be no assurance that any distributor, integrator, or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could materially adversely affect the Company's business, financial condition and results of operations in the future.

Long Sales Cycle; Seasonality

         Sales of the Company's products sometimes involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally involving a small license fee. In addition, the type of software that the Company manufactures and sells is of the type that requires businesses to re-engineer their processes, and completion of this may be arduous. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may tend to be higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers.

Intellectual Property Rights; Infringement Claims

         The Company regards its software as proprietary and relies principally on the protection afforded by trade secret, copyright and trademark laws and by routinely requiring all of its employees, consultants, suppliers and others with access to the Company's proprietary information to enter into non-disclosure agreements that require such persons to maintain the confidentiality of such information. The Company filed two patent applications in 1995, one of which was granted in July 1997, and expects to file several more in the near future covering key components of the 1View suite. Prosecution of these patent applications, and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide meaningful competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by the Company's existing patent and pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by such patent applications, although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby. In addition, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.

         Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets and technology developed by the Company may not be protectable in such foreign jurisdictions in circumstances where protection is ordinarily available in the United States.

         The Company believes that, due to the rapid pace of technological innovation for the Company's imaging and optical storage products, the Company's ability to maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

         As the number of information access, imaging and optical storage products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents (if any) underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

         Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company will have adequate resources to prosecute or defend such claims or litigation, or that the Company's proprietary rights, including patents, if any, will be upheld. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

Fluctuations in Financial Performance

         Timing and volume differences in the shipment of the Company's products and the performance of services under contracts can produce significant fluctuations in quarter-to-quarter and year-to-year financial performance. Factors that could affect such timing include, among other things, customer purchasing patterns, new product transitions, delays in new product introductions and shortages of system components. Past financial performance should not be considered to be a reliable indicator of future performance in any particular fiscal period.

Control of the Company

         The executive officers and directors of the Company beneficially own approximately 6% of the Company's outstanding Common Stock, other officers and employees of the Company beneficially own at least another 6% of the outstanding shares and officers and employees may, in the future, acquire substantial additional amounts of Common Stock upon the exercise of stock options which are not currently exercisable. There are no arrangements requiring the executive officers and other employees of the Company to vote their Common Stock collectively.

Dividend Policy

         The Company has not paid dividends on its Common Stock since its inception, and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future. While shares of any series of preferred convertible stock is outstanding, the Company is prohibited from paying dividends on its Common Stock. See "Summary -Network Imaging Market Price and Dividend Data," and "Description of Capital Stock - Common Stock."

Shares Eligible for Future Sale; Effect on Market Price of Common Stock and the Ability of the Company to Raise Additional Capital

         As of March 6, 1998, the Company had outstanding 28,254,455 shares of Common Stock, of which approximately 2.8 million shares were "restricted securities" as that term is defined under Rule 144 of the Securities Act ("Rule 144"), which were not covered by an effective registration statement under the Securities Act or eligible for sale pursuant to Rule 144(k). Of those shares, approximately 1.2 million were otherwise eligible for sale under Rule 144.

         As of March 6, 1998, the Company had outstanding options and warrants that were exercisable for 11,506,972 shares of Common Stock with exercise prices of the options and warrants ranging from $.81 to $14.85 per share (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments and based upon the closing sale and bid price of the Company's Common Stock on March 6, 1998). The number of shares of Common Stock into which the Company's convertible securities convert could increase significantly depending upon a number of factors, including the market price of the Company's Common Stock at the time of conversion or redemption of the convertible securities, the issuance of the Series K Stock, the Series L Stock and the related warrants, and the adoption of certain amendments to the terms of Series A Stock. See "Risk Factors -- Terms of the Certificate of Amendment" and "Description of Capital Stock." The options and warrants expire at various times through March 1, 2008.

         As of March 6, 1998, the Company had other outstanding convertible securities (including The Convertible Notes, and the Series A, K, L and M Preferred Stock) that were convertible into 25,325,959 shares of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments and based upon the closing sale and bid price of the Company's Common Stock on March 6, 1998). On December 8, 1997, the Company issued 3,250 shares of Series L Stock, and on December 27, 1997, the Company issued 4,000 shares of Series M Stock. The number of shares of Common Stock into which the Company's convertible securities convert could increase significantly depending on a number of factors, including the market price of the Company's Common Stock at the time of conversion or redemption of the convertible securities and the adoption of the Certificate of Amendment. (The Common Stock issuable on conversion of the Series M Stock has not been included as the holder of the Series M Stock is obligated to convert his stock at a set price.) The conversion prices of the convertible securities range from $1.00 to $11.06 per share. The convertible securities may convert at various times through August 20, 2002.

         Those options, warrants and convertible securities that are not subject to registration rights may, upon exercise or conversion, be sold pursuant to Rule 144 or, if applicable, Rule 144(k). In addition, the Company is obligated to issue additional shares of Series L Stock and warrants that would be convertible into or exercisable for 3,385,417 shares of Common Stock (based upon the conversion price in effect on March 6, 1998) in certain circumstances. See "Description of Capital Stock - Series L Convertible Preferred Stock."

         The Company has registration commitments with respect to 18,550,553 shares ("Registrable Shares") of Common Stock in connection with certain options, warrants and convertible securities that the Company has issued. This amount does not include 3,385,417 shares of Common Stock issuable on conversion of Series L Stock and warrants that the Company may be obligated to issue to the Purchasers and Zanett in certain circumstances. See "Description of Capital
Stock - Series L Convertible Preferred Stock." The Company has filed registration statements with the Securities and Exchange Commission ("SEC") covering in the aggregate 21,616,241 of the Registrable Shares (including the 6,621,357 shares covered by this Registration Statement), which may be offered from time to time by the stockholders named in such registration statements or that may be sold by the Company upon exercise or conversion of certain outstanding warrants, options or convertible securities. In addition, the Company has registered 9,100,000 shares of Common Stock that may be issued pursuant to stock option plans. The Company's obligations generally are to maintain such registration statements for varying periods at its expense, except for commissions and legal costs incurred by selling stockholders.

         The Company believes that the existence of convertible securities, options and warrants, with conversion or exercise prices less than the prevailing market price of the Common Stock, and the possibility of, as well as actual, sales of shares of Common Stock under Rule 144, pursuant to registration statements and otherwise in all likelihood has had and may continue to have an adverse effect on the market price of the Common Stock and on the Company's ability to raise future equity capital. In addition, if the selling stockholders or the others, individually or in the aggregate, were to offer a large amount of Common Stock in the market, the market price of the Common Stock and the Company's ability to raise additional capital could be adversely affected.

Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware
         Law

         The Company's Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that has already been issued and that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company. As of March 6, 1998, the Company had outstanding 1,605,025 shares of Series A Stock, 2,600 shares of Series K Stock, 3,250 shares of Series L Stock, and 4,000 shares of Series M Stock. The Company may issue additional shares of Series L Stock. See "Description of Capital Stock."

         The Company is subject to Section 203 of the Delaware General Cor-poration Law, which places certain restrictions on the ability of Delaware corporations to engage in business combinations with interested shareholders. See "Description of Capital Stock."

Impact of Offerings and Acquisitions on Net Operating Loss Carryforwards

         As a result of the issuance of the Series A Stock, the issuance of securities in acquisitions and the sale of shares by certain stockholders, the utilization of the Company's net operating loss carryforward of approximately $75 million at December 31, 1997 is subject to the limitations and expiration periods imposed by Section 382 and other provisions of the Internal Revenue Code, thereby increasing the probability that all or a portion may expire before utilization.

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the sale of the Shares by Zanett and the Purchasers. Any proceeds of sales of Common Stock received by Zanett or the Purchasers will be retained by Zanett or the Purchasers, as the case may be. If all of the warrants issued to the Selling Stockholders are exercised, the Company will receive gross proceeds of approximately $859,000, which proceeds the Company expects to use for general corporate purposes. There can be no assurance that any of such warrants will be exercised.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of March 6, 1998 and the number of Shares that may be offered for sale pursuant to this Prospectus by each such Selling Stockholder. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of the transactions that result in its ownership of shares of Common Stock. The Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately pursuant to this registration statement. Because the Selling Stockholders may sell all or part of their Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

         Pursuant to Rule 416 under the Securities Act, Selling Stockholders may also offer and sell an indeterminate number of shares of Common Stock that may become issuable with respect to the Series K Stock and the warrants (described below) (whether owned as of the date of this Prospectus or hereafter acquired) as a result of anti-dilution provisions contained as the Certificate of Designations of Series K Convertible Preferred Stock ("Series K Certificate") and the warrants (including by reason of reductions in the conversion price of the Series K Stock in accordance with the terms of the Series K Certificate, including the terms that cause reductions as the bid price of the Company's Common Stock decreases).

                                                                 Common Stock Beneficially
                                                                   Owned After Offering(1)
                        Shares of Common                         --------------------------
Name of Selling       Stock Beneficially       Common Stock                     Percent of
Stockholder         Owned Prior to Offering   Offered Hereby        Number      Outstanding
--------------------------------------------------------------------------------------------
Capital Ventures
International (2)      4,047,110 (4)(5)         1,406,113 (4)      2,640,997        9.3%

Zanett
Lombardier, Ltd.(2)    4,012,109 (4)(5)         2,880,253 (4)      1,131,856        4.0%

The Zanett Securities
Corporation (3)          653,909 (5)              389,909            264,000        0.9%

------------------------

(1)  Assumes the sale of all Shares.

(2) The Purchasers own shares of Series K Stock as follows: Capital Ventures International, 800 shares and Zanett Lombardier Ltd., 1,800 shares. Warrants, with an exercise price of $1.00 are also held by the Purchasers (the "Investor Warrants"). Capital Ventures International holds 270,000 warrants and Zanett Lombardier, Ltd. holds 324,000 warrants. The Investor Warrants expire on July 27, 2002.

(3) As a result of the issuance of 3,300 Units, the Company issued to Zanett, for its services as placement agent, warrants to purchase 389,909 shares of Common Stock, which as of the date of this prospectus, have at an exercise price of $1.00 per share ("Agent Warrants"). The Agent Warrants expire on July 27, 2002.

(4) The number of shares of Common Stock issuable upon the conversion of the Series K Stock and the exercise of warrants shown in this table is based upon the price of conversion in effect as of March 6, 1998.

     Except in the event of a required conversion at maturity, no holder of the Series K Stock is entitled to convert the Series K Stock and the Series L Convertible Preferred Stock ("Series L Stock") to the extent that the shares to be received by such holder upon such conversion would cause such holder to beneficially own more than 4.99% of the outstanding shares of Common Stock. Therefore, the number of shares set forth herein and that the Purchasers may sell pursuant to this Prospectus may exceed the number of shares of Common Stock that each such Purchaser would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, the Series K Certificate, and the Certificate of Designation governing the Series L Stock, provides that in no event shall the total number of shares of Common Stock that the Company may issue pursuant to Rule 4460(I) of the Nasdaq or any successor rule ("Cap Amount"). The Cap Amount from the Series K Stock and the Series L Stock are allocated pro rata among the holders of the Series K Stock. See "Description of Capital Stock - Series K Stock" and "Description of Capital Stock - Series L Stock."

 (5) Pursuant to the Securities Purchase Agreement dated as of December 8, 1997 among the Company, Capital Ventures International, Zanett Lombardier, Ltd., and Bruno Guazzoni, the Company issued 3,250 shares of Series L Stock and warrants. Capital Ventures International received 1,750 shares of Series L Stock that are currently convertible into 2,424,434 shares of Common Stock and a warrant to purchase 216,253 shares of Common Stock at an exercise price of $1.00 per shares. Zanett Lombardier, Ltd. received 750 shares of Series L Stock that are currently convertible into 1,039,043 shares of Common Stock and a warrant to purchase 92,813 shares of Common Stock at an exercise price of $1.00 per share. See "Description of Capital Stock --
     Series L Convertible Preferred Stock." The actual number of shares of Common Stock which may be issuable upon conversion of the Series K Stock and the exercise of warrants may be greater than the number reflected in this table due to the variable conversion price which is dependent upon the price of the stock at the time of conversion and upon the reduction in the conversion price based upon the length of time the Purchasers have held the Series L Stock prior to its conversion into Common Stock . The conversion price is also adjusted in certain other circumstances. See "Description of Capital Stock - Series K Convertible Preferred Stock."


     As a result of this agreement, the Company issued to Zanett, for its services as placement agent, warrants to purchase 264,000 shares of Common Stock, which as of the date of this prospectus, at an exercise price of $1.00 per share.

                              PLAN OF DISTRIBUTION


         The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from this offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (1) ordinary brokers' transactions, which may include long or short sales; (2) transactions involving cross or block trades or otherwise on the Nasdaq National Market or Nasdaq Small Cap Market; (3) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus;
(4) "at the market" to or through market makers or into an existing market for the Common Stock; (5) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (6) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (7) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the Selling Stockholders. Such expenses are estimated to be $153,000. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

         The following statements with respect to the Company's securities are subject to, and qualified in their entirety by reference to, the detailed provisions of the Company's Certificate of Incorporation and Bylaws and the resolutions adopted by the Board of Directors of the Company ("Board") establishing the rights, preferences, privileges and restrictions relating to Series A Stock, the Series K Stock, the Series L Stock, and the Series M Stock as filed under Delaware law (the "Certificates of Designations").

Authorized Stock

         The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.0001 par value, of which 28,254,455 shares were outstanding at March 6, 1998, and 20,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock"), of which 1,605,025 shares of Series A Stock, 2,600 shares of Series K Stock, 3,250 shares of Series L Stock, and 4,000 shares of Series M Stock were outstanding on that date.

Common Stock

         All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote, unless the matter is one upon which by express provision of law a different vote is required. The Common Stock does not have cumulative voting rights, which means, in effect, that holders of more than 50% of the shares can generally elect all the directors.

         Each holder of Common Stock is entitled to receive ratably such dividends on the Common Stock as may be declared by the Board out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities and payment of amounts due to holders of capital stock senior to the Common Stock. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         The Company has never paid any dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future. While shares of any series of preferred stock are outstanding, the Company is prohibited from paying dividends on its Common Stock.

Preferred Stock

         The Certificate of Incorporation authorizes the Board to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action by the stockholders.

         The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

         The existence of the Preferred Stock, and the power of the Board to set its terms and issue a series of Preferred Stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of Common Stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of the Company.

Series A Cumulative Convertible Preferred Stock

         The issuance of up to 1,750,000 shares of the Series A Cumulative Convertible Preferred Stock (the "Series A Stock") has been authorized and 1,605,025 shares are outstanding. A majority of the outstanding shares of the Series A Stock and the Common Stock voted to approve amendments to the terms of the Series A Stock. The amendments to the terms of the Series A Stock became effective December 31, 1997.

         Prior to the approval of the amendments to the Series A Stock, the Series A Stock had a liquidation preference of $25.00 per share plus all accrued and unpaid dividends. The Series A Stock was convertible into Common Stock at any time prior to redemption or exchange at the rate of 2.06 shares of Common Stock for each share of Series A Stock (an effective conversion price of $12.11 per share).

         The Series A Stock, upon 30 days written notice after December 7, 1996, was redeemable by the Company at $25.00 per share, plus accumulated and unpaid dividends, and exchangeable by the Company for Common Stock having a current market price of $25.00 per share, provided in each case that the closing sale price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date notice of the call for redemption or notice of exchange is given is at least $18.00 per share, or after December 7, 1997, at the cash redemption prices (ranging from $26.75 to $25.00) set forth in the certificate of designations, plus accumulated and unpaid dividends.

         Cumulative dividends on the Series A Stock were at the rate of $2.00 per share per annum were payable quarterly, out of funds legally available therefor, on January 31, April 30, July 31 and October 31 of each year. The Company did not pay the quarterly dividend on July 31 and October 31, 1997. Upon the approval of the amendments to the Series A Stock, the Company eliminated a cash dividend of $3.2 million per year.

         As of the date of the effectiveness of the amendments to the Series A Stock, the stockholders of the Series A Cumulative Convertible Preferred Stock ("Series A Stock") are entitled to receive an annual dividend of $0.84 per share, payable quarterly in cash or Common Stock, at the Company's option, and convert to Common Stock at a rate of 7.68 shares of Common Stock for each share of Series A Stock. On the date the Company releases its earnings for the applicable quarter, it will announce whether the dividend for that quarter will be paid in cash or Common Stock; that date shall also be the record date for the dividend payment. If the dividend is paid in Common Stock, the number of shares of Common Stock distributed as a dividend will be based on the average closing price per share of Common Stock during the 10 day period following the Company's release of earnings for the applicable quarter. Dividend payments will be made 20 days after the release of earnings.

         The Company may not force conversion of shares of Series A Stock into Common Stock during 1998. Beginning January 1, 1999, the Company will be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $4.00 per share for 20 consecutive trading days. Beginning January 1, 2000, the Company will be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $3.00 per share for 20 consecutive trading days. Beginning January 1, 2001, the Company is able to convert each share of Series A Stock into shares of Common Stock at any time at the Company's option.

         The Series A stockholders vote as a class to approve or disapprove any issuance of any securities senior to or on parity with the Series A Stock with respect to dividends or distributions. The Series A Stock has a liquidation price of $12.00 per share. At December 31, 1997, the Series A Stock was convertible into 12,326,592 shares of Common Stock.

Series K  Convertible Preferred Stock

         During July 1997, the Company agreed to issue up to 11,000 units ("Units"), at $1,000 per unit, consisting of one share of Series K Convertible Preferred Stock (the "Series K Stock") and warrants to acquire 180 shares of Common Stock at an exercise price of $1.00 per share. On July 28, 1997, the Company issued 3,300 Units and received net proceeds of $2.9 million ("the Offering"). In accordance with the terms of the Offering, the proceeds will be used for working capital and general corporate purposes. The Series K Stock accrues a premium of 7% per annum ("the Premium") which is payable at the time of conversion or redemption in cash or shares of Common Stock as elected by the Company. The Company also issued warrants to purchase 162,462 shares of Common Stock at $1.625 per share to the placement agent in the transaction. The Company reserved 12,500,000 shares of Common Stock for the conversion or redemption, under certain circumstances, of the Series K Stock and for exercise of warrants. Under the requirements of a newly issued SEC staff position (the "SEC Staff Position"), the carrying value of the Series K Stock was increased by $774,000, or the corresponding amount allocated to the beneficial conversion feature described below. The Company also recorded a related $774,000 non-cash charge to preferred stock dividends. The Company registered 10,000,000 shares of Common Stock, pursuant to a registration rights agreement, on December 5, 1997, issuable to the Holders upon conversion or redemption, under certain circumstances, of the Series K Stock. The Series K Stock issued and outstanding on the fourth anniversary date automatically converts into Common Stock in accordance with the conversion formulas set forth below.

         Pursuant to the terms of the Offering, the purchasers were required to make additional purchases of the Units for $3.0 million ("the Second Tranche") upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions. The purchasers, at their election, could acquire the remaining $4.7 million of Series K Stock ("the Third
Tranche"). On December 8, 1997, the parties agreed to terminate their rights under the Second and Third Tranche of the Series K Stock. At December 31, 1997, the 3,300 shares of Series K Preferred Stock outstanding were convertible into 4,926,612 shares of Common Stock. During January 1998, 700 shares of the Series K Stock were converted into 1,023,471 shares of Common Stock.

         The Series K Preferred Stock has a per share liquidation preference, subject to the liquidation preferences of the Series A Stock and the Series M Preferred Stock, equal to the sum of $1,000 plus the accrued Premium through the date of liquidation. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $1,000 plus the Premium (if it has not been timely redeemed) by the lesser of (1) $2.00 or (2) the lowest closing sale price for the Common Stock for the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"),
(b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. In an involuntary liquidation, subject to the liquidation preferences described above, each share of Series K Stock is equal to the face amount plus the accrued Premium.

         In the event that the number of shares of Common Stock then issuable upon conversion of such holder's Series K Stock is less than 135% of the holder's proportionate amount of the total number of shares of Common Stock the Company is permitted to issue upon conversion of all Series K Stock pursuant to applicable Nasdaq regulations ("Holder's Cap Amount") and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days, then each holder may (1) require (with the consent of the holders of 50% of the outstanding shares of Series K Stock) the Company to terminate the listing of the Common Stock on Nasdaq and to cause the Common Stock to be eligible for trading on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting holder, or (2) require the Company to issue Common Stock at a Conversion Price equal to the average of the closing prices of the Common Stock on the five prior trading days. In addition, subject to the provisions discussed in the next paragraph, the holder has the right to require the Company to redeem for cash at an amount equal to the "Redemption Amount" a portion of the holder's Series K Stock such that, after giving effect to such purchase, the then unissued portion of the holder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series K Stock. The Redemption Amount per share of Series K Stock equals (1) $1,000 plus the accrued Premium plus all conversion default payments required under the Series K Certificate, multiplied by (2) the highest closing price of the Common Stock during the period beginning on the date of the redemption notice and ending on the date of redemption, divided by (3) the Conversion Price in effect on the date of the redemption notice ("Redemption Amount").

         Holders of the Series K Stock have the right to require the Company to redeem its Series K Stock at the Redemption Amount if (1) the Company fails to remove any restrictive legend on shares of Common Stock issued on conversion of the Series K Stock when required by the Securities Purchase Agreement or the Registration Rights Agreement, (2) the Company states that it will not issue shares of Common Stock to Holders in accordance with the terms of the Series K Certificate (other than in circumstances where other remedies are provided in the Series K Certificate), or (3) the Company shall (a) sell all or substantially all of its assets, (b) merges or consolidate with another entity, or (c) have approved, recommended or otherwise consented to any transaction or series of transactions which results in 50% or more of the voting power of its capital stock being owned beneficially by any one person or group within the meaning of Section 13(d) of the Exchange Act.

         In addition, if the Common Stock is suspended from trading on any at least one of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Small Cap Market or Nasdaq National Market (the "Exchanges") for an aggregate of 10 trading days in any nine month period, the Company is required to pay to the Holders within five (5) business days of the occurrence of that event, as liquidated damages, an amount equal to 25% of the aggregate face amount of the shares of Series K Stock then held by each holder. The liquidated damages are payable, at the Company's option, in cash or shares of Common Stock, based upon a price per share equal to 50% of the lowest closing price of the Common Stock during the 10 consecutive trading day period immediately preceding the date of such redemption event. The Company is obligated to keep reserved 3,000,000 shares of Common Stock to satisfy its obligation with respect to the liquidated damages. In the event that the number of shares required to be issued by the Company with respect to the amount of liquidated damages exceeds 3,000,000 shares of Common Stock, and the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the liquidated damages, the Company shall issue and deliver to the Holders all 3,000,000 shares of Common Stock so reserved for that purpose and, upon such issuance, the Holders shall have no right of redemption, but shall retain all other remedies to which they may be entitled at law or in equity, which remedies shall not include the right of redemption.

         In the event that the Company is required to pay the Redemption Amount, and if it should fail to do so, the Company is further obligated to (1) pay interest on such amount at the rate of 24% per annum until such Holder's Series K Stock is redeemed and (2) such holder has the right to require the Company to convert the Redemption Amount plus accrued interest into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the holder submitted its redemption notice and ending on the date of conversion.

         The Company has the right to redeem all (but not less than all) of the outstanding Series K Stock (other than shares that are subject to a notice of conversion) at any time when it is not in material violation of its obligations under the Series K Certificate, the Securities Purchase Agreement or the Registration Rights Agreement at the "Optional Redemption Amount." The Company can only exercise this right once. The Optional Redemption Amount per share of Series K Stock is the greater of (1) the sum of the face amount, the accrued
Premium and all conversion default payments accrued through the date of redemption and (2) (a) the sum of $1,000, the accrued Premium and all conversion default payments required under the Series K Certificate, multiplied by (b) the volume weighted average sales price of the Common Stock on the trading day immediately preceeding the optional redemption notice, divided by (c) the Conversion Price in effect on the date of the optional redemption notice. In the event the Company fails to pay any holder its Optional Redemption Amount, then
(1) the holder is entitled to interest on such amount at the rate of 24% per annum until the later of the date such Holder's Series K Stock was to be redeemed or until the Company notifies the holder that it will not redeem such Holder's Series K Stock and (2) such holder has the right to require the Company to convert such Holder's Series K Stock into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Company elected to redeem such shares and ending on the 20th trading date following the date such Series K Stock was to be redeemed.

Series L Convertible Preferred Stock

         In December 1997, the Company issued 3,250 units ("Series L Units") consisting of one share of Series L Convertible Preferred Stock (the "Series L Stock") and warrants to purchase 75 shares of Common Stock at an exercise price of $1.65 per share. The Company received net proceeds of $2.9 million. The Series L Stock has a dividend rate of 7% per annum which is payable at the time of conversion or redemption in cash or shares of Common Stock at the election of the Company. In accordance with the terms of the offering of the Series L Stock, the proceeds will be used for working capital and general corporate purposes. In this offering, the Company issued 3,250 shares of Series L Stock and warrants to purchase 243,750 shares of Common Stock at an exercise price of $1.65 per share. The Company also issued warrants to purchase 160,000 shares of Common Stock at $1.625 per share to the placement agent in the transaction. The Company reserved 12,500,000 shares of Common Stock for the conversion and redemption, under certain circumstances, and for the exercise of warrants. Under the requirements of the SEC Staff Position, the carrying value of the Series L Stock was increased by $762,000, or the corresponding amount allocated to the beneficial conversion feature described below. The Company also recorded a related $762,000 non-cash charge to preferred stock dividends. The Series L stockholders may purchase, at two separate closings, up to an additional 3,000 Series L Units if the Company satisfies certain conditions. Additional warrants will be issued to the placement agent if such closings occur. In connection with the sale of the Series L Units, the Company agreed to register the Common Stock issuable upon the conversion of the preferred stock and the execution of the warrants. At December 31, 1997, the 3,250 shares of Series L Stock were convertible into 4,731,825 shares of Common Stock.

         The Series L Stock has a per share liquidation preference, subject to the liquidation preferences of the Series A Stock and the Series M Convertible Preferred Stock of an amount equal to the sum of $1,000 plus a premium which accrues at the rate of 7% per annum for the period since the date of issuance. Interest is cumulative on the Series L Stock. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $1,000 plus the accrued premium through the date of conversion by the lesser of (1) $1.375 and
(b) the lowest closing sale price for the Common Stock for the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" for the Series L Stock is (a) 85% prior to the 48th day following December 8, 1997 (the "First Series L Closing Date"), and (b) 81% for the period on or after the 48th day following the First Series L Closing Date. In an involuntary liquidation, subject to the liquidation preferences described above, the Series L Stock is equal to the face amount plus the accrued premium.

         In the event that the number of shares of Common Stock then issuable upon conversion of such holder's Series L Stock is less than 135% of the holder's proportionate amount of the total number of shares of Common Stock the Company is permitted to issue upon conversion of all Series L Stock pursuant to applicable Nasdaq regulations ("Holder's Cap Amount") and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days, then each holder may (1) require (with the consent of the holders of 50% of the outstanding shares of Series L Stock) the Company to terminate the listing of the Common Stock on Nasdaq and to cause the Common Stock to be eligible for trading on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting holder, or (2) require the Company to issue Common Stock at a Conversion Price equal to the average of the closing prices of the Common Stock on the five prior trading days. In addition, subject to the provisions discussed in the next paragraph, the holder has the right to require the Company to redeem for cash at an amount equal to the "Redemption Amount" a portion of the holder's Series L Stock such that, after giving effect to such purchase, the then unissued portion of the holder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series L Stock. The Redemption Amount per share of Series L Stock equals (1) $1,000 plus the accrued Premium plus all conversion default payments required under the Series L Certificate, multiplied by (2) the highest closing price of the Common Stock during the period beginning on the date of the redemption notice and ending on the date of redemption, divided by (3) the Conversion Price in effect on the date of the redemption notice.

         However, the holders may not exercise a right of redemption in the circumstance described above so long as (i) the Company has not, at any time, decreased the number of shares of Common Stock reserved for issuance with respect to the Series L Stock ("Reserved Amount") below 12,500,000 shares of Common Stock; (ii) the Company shall have taken immediate action following the trigger date to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series L Stock; and (iii) the Company continues to use its good faith best efforts to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series L Stock. The Company will be deemed to have used "its good faith best efforts" to increase the Reserved Amount so long as it solicits shareholder approval to authorize the issuance of additional shares of Common Stock no less than three times during each 12 month period following the trigger date.

         Holders of the Series L Stock have the right to require the Company to redeem its Series L Stock at the Redemption Amount if (1) the Company fails to remove any restrictive legend on shares of Common Stock issued on conversion of the Series L Stock when required by the December Securities Purchase Agreement or the December Registration Rights Agreement, (2) the Company states that it will not issue shares of Common Stock to Holders in accordance with the terms of the Series L Certificate (other than in circumstances where other remedies are provided in the Series L Certificate), or (3) the Company shall (a) sell all or substantially all of its assets, (b) merges or consolidate with another entity, or (c) have approved, recommended or otherwise consented to any transaction or series of transactions which results in 50% or more of the voting power of its capital stock being owned beneficially by any one person or group within the meaning of Section 13(d) of the Exchange Act.

         The holders do not have a right of redemption if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market for an aggregate of 10 trading days in any nine month period, and in such circumstance the Company is required to pay to the Holders within five (5) business days of the occurrence of that redemption event, as liquidated damages, an amount equal to 25% of the aggregate face amount of the shares of Series L Stock then held by each holder. The liquidated damages are payable, at the Company's option, in cash or shares of Common Stock, such stock based upon a price per share equal to 50% of the lowest closing price of the Common Stock during the 10 consecutive trading day period immediately preceding the date of such redemption event. The Company is obligated to keep reserved 3,000,000 shares of Common Stock to satisfy its obligation with respect to the liquidated damages. In the event that the number of shares required to be issued by the Company with respect to the amount of liquidated damages exceeds 3,000,000 shares of Common Stock, and the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the liquidated damages, the Company shall issue and deliver to the holders all 3,000,000 shares of Common Stock so reserved for that purpose and, upon such issuance, the holders shall have no right of redemption, but shall retain all other remedies to which they may be entitled at law or in equity, which remedies shall not include the right of redemption.

         In the event that the Company is required to pay the Redemption Amount, and if it should fail to do so, the Company is further obligated to (1) pay interest on such amount at the rate of 24% per annum until such Holder's Series L Stock is redeemed and (2) such holder has the right to require the Company to convert the Redemption Amount plus accrued interest into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the holder submitted its redemption notice and ending on the date of conversion.

         The Company has the right to redeem all (but not less than all) of the outstanding Series L Stock (other than shares that are subject to a notice of conversion) at any time when it is not in material violation of its obligations under the Series L Certificate, the December Securities Purchase Agreement or the December Registration Rights Agreement at the "Optional Redemption Amount." The Company can only exercise this right once. The Optional Redemption Amount per share of Series L Stock is the greater of (1) the sum of the face amount, the accrued premium and all conversion default payments accrued through the date of redemption and (2) (a) the sum of $1,000, the accrued premium and all conversion default payments required under the Series L Certificate, multiplied by (b) the volume weighted average sales price of the Common Stock on the trading day immediately preceeding the optional redemption notice, divided by
(c) the Conversion Price in effect on the date of the optional redemption notice. In the event the Company fails to pay any holder its Optional Redemption Amount, then (1) the holder is entitled to interest on such amount at the rate of 24% per annum until the later of the date such Holder's Series L Stock was to be redeemed or until the Company notifies the holder that it will not redeem such Holder's Series L Stock and (2) such holder has the right to require the Company to convert such holder's Series L Stock into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Company elected to redeem such shares and ending on the 20th trading date following the date such Series L Stock was to be redeemed.

Series M Convertible Preferred Stock

         In December 1997, the Company issued 4,000 shares of Series M Convertible Stock the ("Series M Stock") upon the conversion of $4 million of a $5 million Stockholder line of credit to equity. The Company received no proceeds from the conversion of the line of credit from debt to equity. In connection with the sale of the Series M Stock, the Company agreed to register the Common Stock issuable upon the conversion of the preferred stock no later than August 1, 1998. The Company has reserved 5,360,000 shares of Common Stock for the conversion and redemption, under certain circumstances, of the Series M Stock. The Series M Stock issued and outstanding in December 2001 automatically converts into Common Stock. At December 31, 1997, the 4,000 shares of Series M Stock were convertible into 4,002,795 shares of Common Stock.

         The Series M Stock has a per share liquidation preference, whether voluntary or involuntary, subject to the liquidation preference of the Series A Stock, of an amount equal to the sum of $1,000 plus 8 1/2% per annum simple interest thereon for the period since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $1,000 by $1.00 The Series M Stock has a dividend rate of 8 1/2% per annum which is payable at the time of conversion or redemption in cash or shares of Common Stock at the election of the Company. The dividend rate on the Series M Stock is cumulative.

         The Redemption Amount per share of Series M Stock equals (1) $1,000 plus the accrued interest at 8 1/2%. The holder has a right of redemption if (i) the Company fails, and any such failure continues uncured for five (5) business days after the Company has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series M Stock upon conversion of the Series M Stock as and when required by the Securities Purchase Agreement; (ii) the Company provides notice to any holder of Series M Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series M Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by the Certificate of Designation); (iii) the Company shall (a) sell, convey or dispose of all or substantially all of its assets; (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company); or (c) have approved, recommended or otherwise consented to any transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); then, upon the occurrence of any such Redemption Event, each holder of shares of Series M Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Series M Stock held by such holder for an amount per share equal to the Redemption Amount in effect at the time of the redemption hereunder.

         If the Company fails to pay any holder the Redemption Amount with respect to any share of Series M Stock within ten (10) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the holder of Series M Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twelve percent (12%) and the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the Conversion Price

         The Company shall have the right, at any time and provided the Company is not in material violation of any of its obligations under this Certificate of Designation or the Securities Purchase Agreement to redeem (an "Optional Redemption") all (but not less than all) of the then outstanding Series M Stock (other than Series M Stock which is the subject of a Notice of Conversion delivered prior to the delivery date of the Optional Redemption Notice) for a price per share equal to the Optional Redemption Amount (as defined below) which right shall be exercisable only one time while any Series M Stock is outstanding by the Company in its sole discretion by delivery of an Optional Redemption Notice in accordance with the redemption procedures set forth below. Holders of Series M Stock may not convert any shares of Series M Stock selected for redemption hereunder into Common Stock at any time or on prior to the Effective Date of Redemption designated by the Company in the Optimal Redemption Notice. The "Optional Redemption Amount" with respect to each share of Series M Stock means (a) 100% multiplied by the sum of (I) the Face Amount thereof plus (II) the accrued interest thereon.

                                  LEGAL MATTERS

         The legality of shares of Common Stock offered hereby have been passed upon for the Company by Kirkpatrick & Lockhart LLP, Washington, D.C.

                                     EXPERTS

         The balance sheets as of December 31, 1997 and 1996 and the statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1995 incorporated in this Prospectus by reference to the Form 10-K of Network Imaging Corporation for the year ended December 31, 1997 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                10,000,000 Shares






                           NETWORK IMAGING CORPORATION




                                  COMMON STOCK





                                ----------------

                                   PROSPECTUS

                                ----------------







                                ___________, 1998




        No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                            ------------------------


      TABLE OF CONTENTS
                                                      Page

Available Information..........................
Incorporation of Certain
   Documents by Reference......................
The Company....................................
Certain Forward-Looking
Statements.....................................
Risk Factors...................................
Use of Proceeds................................
Selling Stockholders...........................
Plan of Distribution...........................
Description of Capital Stock...................
Legal Matters..................................
Experts........................................

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses expected to be incurred by the Company in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

SEC registration fee......................................   $       4,697.00
Listing fees.............................................           17,500.00
Printing and engraving expenses..........................           50,000.00
Legal fees and expenses .................................           70,000.00
Accounting fees and expenses.............................            5,000.00
Miscellaneous fees and expenses..........................            5,000.00
                                                             ------------------
            Total........................................      $   152,197.00
                                                             ==================

Item 15. Indemnification of Directors and Officers.


         Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchases and redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit. Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation contains a provision that so eliminates the personal liability of the Registrant's directors.

         Article IX of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers ("Indemnifiable Party") if such Indemnifiable Party acted in good faith and in a manner the Indemnifiable Party reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnifiable Party shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



Exhibit 16.       Exhibits.



2.1 Agreement and Plan of Reorganization by and among the Company, Doro-tech France SA and the stockholders of Dorotech France SA dated August 30, 1993 with the amendments thereto dated September 29, 1993 and October 1, 1993. (Incorporated by reference to Exhibit 1 to Company's Report on Form 8-K relating to such Agreement and Plan of Reorganization filed October 13, 1993.)

2.2 Agreement for the Purchase and Sale of Assets of Symmetrical Tech-nologies, Inc. as of September 30, 1996. (Incorporated by reference to Exhibit 10.a to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996.)

2.3 Share Sale and Purchase Agreement between Network Imaging Corporation and Systems Engineering Reinhardt S.A.R.L. dated December 10, 1997. (Incorporated by reference to Exhibit 2.27 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.1       Restated Certificate of Incorporation as of November 19, 1997. *

3.2 Restated Bylaws as of May 17, 1996 (Incorporated by reference to Ex-hibit 3.11 to Amendment No. 1 to the Company's Form 10-Q for the quarterly period ended June 30, 1997).

3.3 Certificate of Designations for Series A Cumulative Convertible Pre-ferred Stock filed with the Secretary of State of the State of Delaware on December 7, 1993. (Incorporated by reference to Exhibit 3.1c to the Company's registration statement on Form SB-2 (Registration No. 33-73164) filed December 20, 1993.)

3.4 Certificates of Designations for Series F-1, F-2, F-3 and F-4 Conver-tible Preferred Stock filed with the Secretary of State of the State of Delaware on March 29, 1996. (Incorporated by reference to Exhibit 3.(i).i to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

3.5 Certificate of Designation of Series K Convertible Preferred Stock of the Company filed in Delaware on July 28, 1997. (Incorporated by reference to Exhibit 3.12 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

3.6 Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on December 31, 1997. (Incorporated by reference to Exhibit 3.6 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.7 Certificate of Designations, Preferences and Rights of Series L Con-vertible Preferred Stock filed with the Secretary of State of the State of Delaware on December 8, 1997. (Incorporated by reference to
          Exhibit 3.7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.8 Certificate of Designations, Preferences and Rights of Series M Con-vertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 7, 1998. (Incorporated by reference to
          Exhibit 3.8 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.9 Certificate of Correction filed to Correct a Certain Error in the Cer-tificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock (filed on December 31, 1997) filed with the Secretary of State of the State of Delaware on January 13, 1998. (Incorporated by reference to Exhibit 3.9 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.10 Certificate of Elimination of Certificate of Designation of Series F-1 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 13, 1998. (Incorporated by reference to
          Exhibit 3.10 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.11 Certificate of Elimination of Certificate of Designation of Series F-2 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 13, 1998. (Incorporated by reference to
          Exhibit 3.11 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.12 Certificate of Elimination of Certificate of Designation of Series F-3 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 13, 1998. (Incorporated by reference to
          Exhibit 3.12 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

3.13 Certificate of Elimination of Certificate of Designation of Series F-4 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 13, 1998. (Incorporated by reference to
          Exhibit 3.13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.1 Specimen Common Stock Certificate. (Incorporated by reference to Ex-hibit 4.2 to Amendment No. 1 to the Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 10, 1992.)

5         Opinion of General Counsel.

10.1 Warrant Agreement between the Company and American Stock Transfer & Trust Co. dated as of February 1, 1993. (Incorporated by reference to Exhibit 1 to Post-Effective Amendment No. 1 to Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 1, 1993.)

10.2 Amendment No. 1 dated as of April 15, 1993 to the Warrant Agreement between the Company and American Stock Trust & Transfer Co. (Incorporated by reference to Exhibit 2 to Post-Effective Amendment No. 1 to Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 1, 1993.)

10.3 Warrant Agreement between the Company and American Stock Transfer & Trust Co. dated as of April 28, 1993. (Incorporated by reference to
          Exhibit 4.4 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.4 Specimen Warrant Certificate (Public Warrants). (Incorporated by re-ference to Exhibit 4.3 to Amendment No. 1 to the Company's registration statement on Form S-1 (Registration No. 33-45721) filed April 10, 1992.)

10.5 Specimen Warrant Certificate (International/Oakes Fitzwilliams Ser-ies). (Incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.)

10.6 Specimen Warrant Certificate (International/Thomas James Series). (Incorporated by reference to Exhibit 4.7 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.7 Warrant to purchase 20,700 units issued to Oakes, Fitzwilliams & Co. Limited. (Incorporated by reference to Exhibit 4.8 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.8 Warrant to purchase 33,214 units issued to Oakes, Fitzwilliams & Co. Limited. (Incorporated by reference to Exhibit 4.9 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.9 Placement Agent's Warrant to purchase 8,150 units issued to Thomas James Associates, Inc. (Incorporated by reference to Exhibit 4.10 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.10 Representative's Warrant issued to Thomas James Associates, Inc. (In-corporated by reference to Exhibit 4.11 to Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 8, 1993.)

10.11 Warrant Agreement among the Company, American Stock Transfer & Trust Co. and Thomas James Associates, Inc. dated as of May 8, 1992. (Incorporated by reference to Exhibit 4.12 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.)

10.12 Form of Amendment to Warrant Agreement among the Company, American Stock Transfer & Trust Co. and Thomas James Associates, Inc. dated as of May 8, 1992. (Incorporated by reference to Exhibit 4.12.a to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994.)

10.13 Warrant to purchase 50,000 shares of Common Stock to Oakes, Fitzwil-liams & Co. Limited. (Incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994.)

10.14 Warrants to purchase an aggregate of 45,000 shares of Common Stock is-sued to American Wealth Management, Inc., Edsel Anderson, Harris Anderson and Eric Swartz. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed January 5, 1994.)

10.15 Form of Warrant issued in connection with February 1992 debt financ-ing. (Incorporated by reference to Exhibit 4.6.B to the Company's re-gistration statement on Form S-1. (Registration No. 33-45721) filed February 13, 1992.)


10.16 Warrant to purchase 227,068 shares of Common Stock issued to Swartz Investments Inc. (Incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 10-K for the fiscal year ended Decem-ber 31, 1995.)

10.17 Warrant to purchase 34,400 shares of Common Stock issued to Oakes, Fitzwilliams & Co. Limited. (Incorporated by reference to Exhibit
          4.18 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.18 Form of Warrants issued in connection with December 1995 Series G Con-vertible Preferred Stock offering. (Incorporated by reference to Ex-hibit 4.19 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.19 Form of Warrants issued in connection with November/December 1995 Private Placement of Common Stock. (Incorporated by reference to Ex-hibit 4.20 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.20 Warrant to purchase 25,000 shares of Common Stock issued to Ed Feldman dated November 7, 1995. (Incorporated by reference to Exhibit 4.21 to the Company's Annual Report on Form 10-K for the fiscal year ended De-cember 31, 1995.)

10.21 Warrant to purchase 4,000 shares of Common Stock issued to Jarl Mc-Donald dated December 20, 1995. (Incorporated by reference to Exhibit
          4.22 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.22 Warrant to purchase 4,000 shares of Common Stock issued to Christian Stackhouse dated December 20, 1995. (Incorporated by reference to
          Exhibit 4.23 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.23 Exchange Agreement between CDR Enterprises the Company dated March 29, 1996. (Incorporated by reference to Exhibit 4.35 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.24 Warrant to purchase 100,000 shares of Common Stock to Fred E. Kassner dated December 31, 1996. (Incorporated by reference to Exhibit 4.36 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.25 Warrant to purchase up to 25,000 shares of Common Stock to Damon Tes-taverde dated January 31, 1997. (Incorporated by reference to Exhibit
          4.37 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.26 Warrant to purchase 4,000 shares of Common Stock to Susan G. Kaufman dated December 31, 1996. (Incorporated by reference to Exhibit 4.38 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.27 Eight Percent (8%) Convertible Note between Network Imaging Corpora-tion and Wood Gundy in trust for RRSP 550 98866 19 and Gundyco in trust for RRSP 550 99119 12 as of July 9, 1997 and attached Schedule. (Incorporated by reference to Exhibit 10.22 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.28 Securities Purchase Agreement between Network Imaging Corporation and Capital Ventures International and Zanett Lombardier, Ltd. as of July 28, 1997. (Incorporated by reference to Exhibit 10.23 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.29 Registration Rights Agreement between Network Imaging Corporation and Capital Ventures International and Zanett Lombardier, Ltd. as of July 28, 1997. (Incorporated by reference to Exhibit 10.24 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.30 Warrant to purchase 20,000 shares of Common Stock issued to Wood Gundy in trust for RRSP 550 98866 19 dated July 9, 1997. (Incorporated by reference to Exhibit 10.25 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.31 Warrant to purchase 16,000 shares of Common Stock issued to Gundyco in trust for RRSP 550 99119 12 dated July 9, 1997. (Incorporated by reference to Exhibit 10.26 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.32 Warrant to purchase 112,500 shares of Common Stock issued to Capital Ventures International dated July 28, 1997. (Incorporated by reference to Exhibit 10.27 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.33 Warrant to purchase 135,000 shares of Common Stock issued to Zanett Lombardier, Ltd. dated July 28, 1997. (Incorporated by reference to
          Exhibit 10.28 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.34 Warrant to purchase 162,462 shares of Common Stock issued to the Zanett Securities Corporation dated July 28, 1997. (Incorporated by reference to Exhibit 10.29 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.35 Placement Agency Agreement dated July 2, 1997 between Network Imaging Corporation and The Zanett Securities Corporation. (Incorporated by reference to Exhibit 10.30 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.36 Security Agreement dated as of December 31, 1996 between Network Imag-ing Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.31 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.37 Amendment No. 1 to Loan Agreement dated as of June 8, 1997 between Network Imaging Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.32 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.38 Amendment No. 1 to Security Agreement dated as of June 8, 1997 between Network Imaging Corporation and Fred Kassner. (Incorporated by reference to Exhibit 10.33 to the Company's Form 10-Q for the quarterly period ended June 30, 1997.)

10.39     Consulting Agreement by and between the Company,  BCG, Inc. and Robert
          P. Bernardi dated May 28, 1996. (Incorporated by reference to Exhibit 10.a to the Company's report on Form 8-K filed August 2, 1996.)

10.40 Form of Consulting Agreement by and between the Company, Sterling Capital Group, Inc. and Robert M. Sterling, Jr. effective February 1, 1994. (Incorporated by reference to Exhibit 10.4.b to Post-Effective Amendment No. 1 to the Company's registration statement on Form SB-2 (Registration No. 33-73164) filed January 14, 1994.)

10.41 Amendment dated October 1, 1995 by and between the Company, Sterling Capital Group, Inc., and Robert M. Sterling, Jr. (Incorporated by reference to Exhibit 10.4.c to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.42 Purchase Agreement by and between the Company and CDR Enterprises for the repurchase of the Company's Series F Preferred Stock dated Decem-ber 31, 1996. (Incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended Decem-ber 31, 1996.)

10.43 Loan Agreement by and between the Company and Fred E. Kassner for a line of credit of $5,000,000 dated December 31, 1996. (Incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.44 Amendment dated January 1, 1996 among Network Imaging Corporation, Sterling Capital Group and Robert M. Sterling, Jr. *

10.45 Amendment dated January 1, 1996 among Network Imaging Corporation, BCG, Inc. and Robert P. Bernardi. *

10.46 Amendment to Purchase Agreement effective May 30, 1997 between Network Imaging Corporation and CDR Enterprises. (Incorporated by reference to Exhibit 10.46 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).


10.47 Registration Rights Agreement between the Company and CDR Enterprises dated as of December 31, 1996. (Incorporated by reference to Ex-hibit 10.47 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.48 Warrant to purchase 40,000 shares of Common Stock issued to Mark Shoom dated as of June 25, 1996. (Incorporated by reference to Exhibit
          10.48 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.49 Warrant to purchase 40,000 shares of Common Stock issued to Charles Kucey dated as of June 25, 1996. (Incorporated by reference to Ex-hibit 10.49 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.50 Form of Registration Rights Agreement between Network Imaging Corpor-ation and GFL Performance Ltd., dated as of March 15, 1996. (Incor-porated by reference to Exhibit 10.50 to Amendment No. 1 to the Com-pany's registration statement on Form S-4 (Registration No. 333-36517)).

10.51 Warrant to purchase 5,000 shares of Common Stock issued Redington, Inc. dated October 21, 1993 and Form of Registration Rights Agreement between Network Imaging Corporation and Redington, Inc. (Incorporated by reference to Exhibit 10.51 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.52 Form of Registration Rights Agreement between Network Imaging Corpor-ation and Fred Kassner dated as of December 31, 1996. (Incorporated by reference to Exhibit 10.52 to Amendment No. 1 to the Company's re-gistration statement on Form S-4 (Registration No. 333-36517)).

10.53 Form of Warrant Agreement between Network Imaging Corporation and A-merican Stock Transfer and Trust Company to issue shares of Common Stock dated as of December 31, 1996. (Incorporated by reference to Exhibit 10.53 to Amendment No. 1 to the Company's registration state-ment on Form S-4 (Registration No. 333-36517)).

10.54 Representative's Warrant issued to Thomas James Associates, Inc. to purchase 150,000 shares of Common Stock dated May 18, 1992. (Incor-porated by reference to Exhibit 4.11 to the Company's registration statement on Form SB-2 (Registration No. 33-64046) filed June 9,
          1993)).

10.55     (Intentionally omitted).

10.56     (Intentionally omitted).

10.57 Warrant to purchase in aggregate (i) up to 140,000 shares of Series A Preferred Stock, or (ii) up to 253,624 shares of Common Stock, or
          (iii) any combination of such securities issued to (a) RAS Securities Corp. and (b) R.A. Schneider dated December 7, 1993. (Incorporated by reference to Exhibit 10.57 to Amendment No. 1 to the Company's regis-tration statement on Form S-4 (Registration No. 333-36517)).

10.58 Eight Percent (8%) Convertible Notes in the aggregate principal amount of $200,000 dated August 20, 1997 and issued to Gundyco in trust for RRSP 550 99119 12. (Incorporated by reference to Exhibit 10.34 to the Company's Form 10-Q for the three months ended September 30, 1997.)

10.59 Form of Warrant dated August 21, 1997 to purchase 4,000 shares of Com-mon Stock issued to Gundyco in trust for RRSP 550 99119 12. (Incor-porated by reference to Exhibit 10.35 to the Company's Form 10-Q for the three months ended September 30, 1997.)

10.60 Termination of Consulting Agreement among Network Imaging Corporation, Sterling Capital Group, Inc., and Robert M. Sterling, Jr., dated Oc-tober 13, 1997. (Incorporated by reference to Exhibit 10.60 to Amend-ment No. 1 to the Company's registration statement on Form S-4 (Regis-tration No. 333-36517)).

10.61 Termination of Consulting Agreement among Network Imaging Corporation, Mann Enterprises, Inc., and John B. Mann dated October 17, 1997. (In-corporated by reference to Exhibit 10.61 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.62 Termination of Consulting Agreement among Network Imaging Corporation, BCG, Inc., and Robert P. Bernardi, dated October 30, 1997. (Incor-porated by reference to Exhibit 10.62 to Amendment No. 1 to the Com-pany's registration statement on Form S-4 (Registration No. 333-36517)).

10.63 Form of Warrant to purchase (i) 100,000 shares of Common Stock issued to Robert M. Sterling, Jr., dated October 1, 1997, (ii) 66,667 shares of Common Stock issued to Mann Enterprises, Inc., dated October 1, 1997, (iii) 50,000 shares of Common Stock issued to Robert P. Bernardi dated October 1, 1997, (iv) 4,464 shares of Common Stock issued to the Poretz Group dated August 1, 1997, (v) 5,495 shares of Common Stock issued to the Poretz Group dated November 1, 1997 and (vi) 33,951 shares of Common Stock issued to Alex Brown & Sons Incorporated dated August 5, 1997. (Incorporated by reference to Exhibit 10.63 to Amend-ment No. 1 to the Company's registration statement on Form S-4 (Regis-ration No. 333-36517)).

10.64 Form of Registration Rights Agreement among Network Imaging Corpora-tion and the purchasers of the Series D Preferred Stock. (Incorporated by reference to Exhibit 10.64 to Amendment No. 1 to the Company's re-gistration statement on Form S-4 (Registration No. 333-36517)).

10.65 Form of Registration Rights Agreement among Network Imaging Corpora-tion and the purchasers of the Series E Preferred Stock. Incorporated by reference to Exhibit 10.65 to Amendment No. 1 to the Company's re-gistration statement on Form S-4 (Registration No. 333-36517).

10.66 Letter of Agreement between Network Imaging Corporation and Alex Brown & Sons Incorporated dated August 13, 1997. (Incorporated by reference to Exhibit 10.66 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.67 Form of Warrant to purchase (i) 3,094 shares of Common Stock issued to the Poretz Group dated February 1, 1997, (ii) 70,000 shares of Common Stock issued to Fred Kassner dated March 27, 1997, (iii) 17,500 shares of Common Stock issued to Damon Testaverde dated March 27, 1997, (iv) 5,495 shares of Common Stock issued to the Poretz Group dated May 1, 1997, (v) 30,000 shares of Common Stock issued to Fred Kassner dated June 9, 1997, and (vi) 7,500 shares of Common Stock is-sued to Damon Testaverde dated June 9, 1997. (Incorporated by refer-ence to Exhibit 10.67 to Amendment No. 1 to the Company's regis-tration statement on Form S-4 (Registration No.333-36517)).

10.68 Form of Securities Purchase Agreement between Network Imaging Corpor-ation and Genesee Fund Limited dated March 15, 1996. (Incorporated by reference to Exhibit 10.68 to Amendment No. 1 to the Company's regis-tration statement on Form S-4 (Registration No. 333-36517)).

10.69 Form of Securities Purchase Agreement between Network Imaging Corpor-ation and (i) Bank Ehinger & CIE AG, and (ii) Privatinvest Bank, res-pectively, dated in February and March 1996. (Incorporated by re-ference to Exhibit 10.69 to Amendment No. 1 to the Company's regis-tration statement on Form S-4 (Registration No. 333-36517)).

10.70 Letter of Employment Agreement between Network Imaging Corporation and James Leto dated May 9, 1996. (Incorporated by reference to Exhibit
          10.70 to Amendment No. 1 to the Company's registration statement on Form S-4 (Registration No. 333-36517)).

10.71 Form of Convertible Preferred Stock Purchase Agreement between Network Imaging Corporation and Purchaser dated June 28, 1996. (Incorporated by reference to Exhibit 4.a to the Company's Quarterly Report on Form 10-Q for the period ending June 30, 1996.)

10.72 Form of Convertible Preferred Stock Purchase Agreement between Network Imaging Corporation and Southbrook International Investments, Ltd., dated September 30, 1996. (Incorporated by reference to Exhibit 4.a to the Company's Quarterly Report of Form 10-Q for the period ending September 30, 1996.)

10.73 Securities Purchase Agreement among Network Imaging Corporation, Capital Ventures International, Zanett Lombardier, Ltd., and Bruno Guazzoni dated as of December 8, 1997. (Incorporated by reference to Exhibit 4.83 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.74 Cashless Stock Purchase Warrant to purchase 131,250 shares of Common Stock issued to Capital Ventures International dated December 8, 1997. (Incorporated by reference to Exhibit 4.84 of the Company's Annual Re-port on Form 10-K for the year ended December 31, 1997).

10.75 Cashless Stock Purchase Warrant to purchase 56,250 shares of Common Stock issued to Zanett Lombardier, Ltd. dated December 8, 1997. (In-corporated by reference to Exhibit 4.85 of the Company's Annual Re-port on Form 10-K for the year ended December 31, 1997).

10.76 Cashless Stock Purchase Warrant to purchase 56,250 shares of Common Stock issued to Bruno Guazzoni dated December 8, 1997. (Incorporated by reference to Exhibit 4.86 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.77 Registration Rights Agreement among Network Imaging Corporation, Capital Ventures International, Zanett Lombardier, Ltd., and Bruno Guazzoni dated as of December 8, 1997. (Incorporated by reference to Exhibit 4.87 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.78 Securities Purchase Agreement between Network Imaging Corporation and Fred Kassner dated as of December 29, 1997. (Incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.79 Letter Agreement between Network Imaging Corporation and holders of the Series K Stock entered into on November 30, 1997. (Incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.80 Letter from Zanett Lombardier Ltd., Capital Ventures International and Bruno Gazzoni to Network Imaging Corporation, dated December 12, 1997. (Incorporated by reference to Exhibit 10.24 of the Company's An-nual Report on Form 10-K for the year ended December 31, 1997).

21        Subsidiaries.

23.1      Consent of Ernst & Young LLP, Independent Accountants.

23.2      Consent of Price Waterhouse LLP, Independent Accountants.

23.3      Consent of Kirkpatrick & Lockhart LLP (Contained in Exhibit 5.)*

24        Power of Attorney*

27.1      Financial data schedule for the year ended December 31, 1994.*

27.2      Financial data schedule for the year ended December 31, 1995.*

* Filed previously.

Exhibit 17.       Undertakings.

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, in-dividually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dol-lar value of securities offered would not ex-ceed that which was registered) and any devia-tion from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective regis-tration statement;

                           (iii)  To  include  any  material   information  with
                                  respect  to  the  plan  of  distribution   not
                                  previously disclosed in the registration statement;

                            Provided,  however,  that  paragraphs  (a)(1)(i) and
                           (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining  any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from  registration  by means of  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia, on this 17th day of March, 1998.

                                          NETWORK IMAGING CORPORATION


                                          By: /s/ James J. Leto
                                             -----------------------
                                              James J. Leto
                                              President and Chief Executive
                                              Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                       Title                            Date

_________________________
James J. Leto               President, Chief Executive Officer    March 17, 1998
                            and Chairman of the Board

_________________________
Jorge R. Forgues            Senior Vice President of Finance      March 17, 1998
                            and Administration, Chief
                            Financial Officer

_________________________
Robert P. Bernardi          Director and Assistant Secretary      March 17, 1998

_________________________
John F. Burton              Director                              March 17, 1998

_________________________
C. Alan Peyser              Director                              March 17, 1998

_________________________
Robert Ripp                 Director                              March 17, 1998


*By: /s/ James J. Leto
    ------------------------
    James J. Leto,
    Attorney-in-fact